                                                                    Exhibit 5.17

                          STEPHEN B. ROBERTSON, P. GEO








April 26, 2006



British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
Nova Scotia Securities Commission
New Brunswick Securities Commission
Securities Commission of Newfoundland and Labrador
Prince Edward Island Securities Office
United States Securities and Exchange Commission

Ladies and Gentlemen:

SILVER STANDARD RESOURCES INC.
SHORT FORM PROSPECTUS DATED APRIL 28, 2006 (THE "PROSPECTUS")
REGISTRATION STATEMENT ON FORM F-10 DATED APRIL 28, 2006 AND ANY AMENDMENTS THERETO, INCLUDING POST EFFECTIVE AMENDMENTS (THE "REGISTRATION STATEMENT")

I refer to the annual information form of Imperial Metals Corporation dated October 11, 2002 and attached Technical Report review of the Silvertip Property, Northern British Columbia, Canada by Stephen B. Robertson, P. Geo. and Maryse Belanger, P. Geo. Dated October 2002 and filed on www.sedar.com on October 30, 2002 (the "Report").

I consent to the use of our name and references to the Technical Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Technical Report in the Prospectus and Registration Statement.

I have read the Prospectus and the Registration Statement of the Company and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Report or that are within our knowledge as a result of the preparation of the Technical Report.

Yours truly,


/s/ Stephen B. Robertson

Stephen B. Robertson, P. Geo